Exhibit 10.15

CHAPARRAL ENERGY, INC.

FORM OF CHANGE OF CONTROL SEVERANCE AGREEMENT

FOR CORPORATE OFFICERS

THIS CHANGE OF CONTROL SEVERANCE AGREEMENT (this “Agreement”), dated as of                     , is made and entered by and between Chaparral Energy, Inc., a Delaware corporation (the “Company”), and                        (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is a key employee of the Company or one or more of its Subsidiaries (as defined below) and has made and is expected to continue to make major contributions to the short and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Company recognizes that the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty it may create among management, may result in the distraction or departure of management personnel, to the detriment of the Company and its stockholders;

WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control; and

WHEREAS, the Company wishes to ensure that its senior executives are not unduly distracted by the circumstances attendant to the possibility of a Change in Control and to encourage the continued attention and dedication of such executives, including the Executive, to their assigned duties with the Company, and

WHEREAS, the Company desires to provide additional inducement for the Executive to remain in the employ of the Company.

NOW, THEREFORE, the Company and the Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Affiliate” means any entity in which the Company has a fifty percent (50%) or greater capital, profits or voting interest.

(b) “Base Salary” means the Executive’s annual base salary rate as in effect from time to time.

(c) “Board” means the Board of Directors of the Company.

(d) “Bonus” means an annual bonus, incentive or other payment of compensation, in addition to Base Salary, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor thereto. “Bonus” does not include any stock option, stock appreciation, stock purchase, restricted stock or similar plan, program, arrangement or grant, whether or not provided under an arrangement described in the preceding sentence.

(e) “Cause” means, prior to any termination pursuant to Section 3(b), (A) the Executive’s conviction by a court of competent jurisdiction as to which no further, appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such crime by the Executive; (B) the commission by the Executive of a material act of fraud upon the Company or any Affiliate; (C) the material misappropriation of funds or property of the Company or any Affiliate by the Executive; (D) the knowing engagement by the Executive, without the written approval of the Board in any material activity which directly competes with the business of the Company or any Affiliate, or which the Board determines in good faith would directly result in a material injury to the business or reputation of the Company or any Affiliate; or (E) (i) the material breach by Executive of any material provision of this Agreement, or (ii) the willful, material and repeated nonperformance of Executive’s duties to the Company or any Affiliate (other than by reason of Executive’s illness or incapacity), but only under clause (E) (i) or (E) (ii) after written notice from the Board of such material breach or nonperformance (which notice specifically identifies the manner and sets forth specific facts, circumstances and examples in which the Board believes that Executive has breached the Agreement or not substantially performed his duties) and his continued willful failure to cure such breach or nonperformance within the time period set by the Board but in no event less than thirty (30) business days after his receipt of such notice; and, for purposes of this clause (E), no act or failure to act on Executive’s part shall be deemed “willful” unless it is done or omitted by Executive without his reasonable belief that such action or omission was in the best interest of the Company (assuming disclosure of the pertinent facts, any action or omission by Executive after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and to not be willful under this Agreement).

(f) “Change in Control” means the occurrence during the Term of any one of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”)) other than Mark A. Fischer, Fischer Investments LLC, or their Affiliates (the “Excluded Persons”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting

Securities”); provided, however, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company by any subsidiary thereof (a “Subsidiary”), (ii) any acquisition by the Company or any Subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iii) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”) which, for purposes of this definition of Change in Control, shall be subject to subparagraph (ii) (below); or

(ii) Approval by the shareholders of the Company of a Merger, unless immediately following such Merger, substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than 50% of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company, unless immediately following such sale or other disposition, substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than 50% of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition.

(g) “Disability” shall mean that Executive is entitled to receive long term disability (“LTD”) income benefits under the LTD plan or policy maintained by the Company that covers Executive. If, for any reason, Executive is not covered under such LTD plan or policy, then “Disability” shall mean a “permanent and total disability” as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations thereunder. Evidence of such Disability shall be certified by a physician acceptable to both the Company and Executive. In the event that the Parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification. All costs relating to the determination of whether Executive has incurred a Disability shall be paid by the Company. Executive agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether he has a Disability.

(h) “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and Welfare Benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or Welfare Benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital, dental or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder immediately prior to a Change in Control.

(i) “Good Reason” means the occurrence of any of the following events, except in connection with termination of the Executive’s employment for Cause or Disability, without Executive’s express written consent:

(i) A reduction by more than 10% in Executive’s Base Salary and Target Bonus, as compared with the Base Salary and most recently established Target Bonus, or if no Target Bonus has been set then the Bonus most recently paid, prior to the Change in Control or the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope or value thereof, unless any such adverse change to Employee Benefits applies on the same terms to all of the then-current senior officers of the Company;

(ii) A relocation of Executive’s principal office with the Company or its successor that increases the Executive’s commute by more than thirty-five (35) miles per day;

(iii) A substantial and adverse change in the Executive’s duties, control, authority, status or position, or the assignment to the Executive of duties or responsibilities which are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by the Executive, or a loss of title, loss of office, loss of significant authority, power or control, or any removal of Executive from, or any failure to reappoint or reelect him to, such positions, except in connection with the termination of his employment for Cause;

(iv) Any material breach by the Company or its successor of any other material provision of this Agreement; or

(v) Any failure by the Company to obtain an assumption of this Agreement by its successor in interest pursuant to Section 12.

Notwithstanding the foregoing definition of “Good Reason”, the Executive cannot terminate his employment hereunder for Good Reason unless he (A) first notifies the Board in writing of the event (or events) which the Executive believes constitutes a Good Reason event under subparagraphs (i), (ii), (iii) or (iv) (above) within 120 days from the date of such event, and (B) provides the Company with at least 30 days to cure, correct or mitigate the Good Reason event so that it either (1) does not constitute a Good Reason event hereunder or (2) Executive agrees, in writing, that after any such modification or accommodation made by the Company that such event shall not constitute a Good Reason event hereunder.

(j) “Retirement” means the termination of Executive’s employment for normal retirement at or after attaining age sixty-five (65) provided that, on the date of his retirement, Executive has accrued at least five years of active service with the Company.

(k) “Retirement Plans” means the benefit plans of the Company that are intended to be qualified under Section 401(a) of the Code and any supplemental executive retirement benefit plan or any other plan that is a successor thereto if the Executive was a participant in such Retirement Plan on the date of the Change in Control.

(1) “Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control, or (ii) the Executive’s death; provided, however, that commencing on each anniversary of the Change in Control, the Severance Period will automatically be extended for an additional year unless, not later than 90 calendar days prior to such anniversary date, either the Company or the Executive shall have given written notice to the other that the Severance Period is not to be so extended.

(m) “Subsidiary” means any subsidiary as defined in Section l(f)(i).

(n) “Term” means the period commencing as of the date hereof and expiring on the close of business on December 31, [2009]; provided, however, that (i) commencing on January 1, [2009] and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended; (ii) if a Change in Control occurs during the Term, the Term shall expire and this Agreement will terminate on the last day of the Severance Period; and (iii) subject to Section 3(c), if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company or any Subsidiary (including termination arising in connection with the Company ceasing to beneficially own 50% or more of the Voting Stock of a Subsidiary), or ceases to be an employee at a level previously designated for the benefits set forth in Annex A hereto, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section l(n), the Executive shall not be deemed to have ceased to be an employee of the Company and any Subsidiary by reason of the transfer of Executive’s employment between the Company and any Subsidiary, or among any Subsidiaries.

(o) “Termination Date” means the date on which the Executive’s employment is terminated (the effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b)).

(p) “Voting Stock” means securities entitled to vote generally in the election of directors of the Board.

(q) “Welfare Benefits” means Employee Benefits that are provided under any “welfare plan” (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) of the Company, including, but not necessarily limited to, group or other life, health, medical/hospital, dental or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary).

2. Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, except as provided in Section 3(c), this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement will become immediately operative.

3. Termination Following a Change in Control.

(a) In the event of the occurrence of a Change in Control, the Executive’s employment may be terminated by the Company or a Subsidiary during the Severance Period and the Executive will be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:

(i) The Executive’s death, Disability or Retirement; or

(ii) Cause.

If, during the Severance Period, the Executive’s employment is terminated by the Company or any Subsidiary other than pursuant to Section 3(a)(i) or 3(a)(ii), the Executive will be entitled to the benefits provided by Section 4.

(b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Severance Period for Good Reason with the right to severance compensation as provided in Section 4.

(c) Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and not more than twelve months prior to the date on which the Change in Control occurs, the Executive’s employment with the Company ceases at the previously designated level or is terminated by the Company (or the Executive terminates his employment for Good Reason), such cessation or termination of employment will be deemed to be a cessation or termination of employment after a Change in Control for purposes of this Agreement if the Executive has reasonably demonstrated that such cessation or termination of employment (i) was at the request of a third parry who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control.

(d) A termination by the Company pursuant to Section 3(a) or by the Executive pursuant to Section 3(b) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or Subsidiary providing Employee Benefits, which rights shall be governed by the terms thereof, except for any rights to severance compensation to which Executive may be entitled upon termination of employment under any severance or employment agreement between the Company and the Executive which rights, to the extent not greater than those provided by this Agreement, shall, during the Severance Period, be superseded by this Agreement.

4. Severance Compensation.

(a) If, following the occurrence of a Change in Control, the Company or Subsidiary terminates the Executive’s employment during the Severance Period other than pursuant to Section 3(a)(i) or 3(a)(ii), or if the Executive terminates his employment pursuant to Section 3(b), provided that the Executive executes a release substantially in the form rendered by senior executives of the Company prior to the Change in Control, subject to Section 20, the Company will pay to the Executive the amounts described in Annex A in substantially equal monthly installment payments over a 24-month period beginning within 30 days after the Termination Date including credited interest on the unpaid balance at six percent (6%) per annum and will continue to provide to the Executive the benefits described on Annex A for the periods described therein.

(b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to six percent (6%) per annum. Such interest will be payable as it accrues on demand. The Executive will also be entitled to recover attorneys’ fees, costs and expenses related to the Company’s failure to pay.

5. Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants in effect prior to the Change in Control. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 5, the Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 5. The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within 10 business days of the Termination Date, the Company may effect such reduction in any manner it deems appropriate.

6. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Paragraph 2 of Annex A.

7. Confidentiality & Nondisparagement.

(a) During the Term, the Company agrees that it will disclose to Executive its confidential or proprietary information (as defined in this Section 7(a)) to the extent necessary for Executive to carry out his obligations to the Company. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Company, during the Term or thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by Executive’s breach of this Section 7(a)) or generally known to persons engaged in businesses similar or related to those of the Company. In addition, confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term “Company” will also include any Subsidiary (collectively, the “Restricted Group”). The foregoing obligations imposed by this Section 7(a) will not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of the Executive, generally known to the public or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

(b) The Executive hereby covenants and agrees that the Executive will not make, publish or cause to be made or published any public or private statement disparaging the Company or its present or former officers, directors or employees.

8. Remedies. Executive acknowledges that the restrictions contained in Section 7 of this Agreement, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Executive of any provision of Section 7 of this Agreement, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

9. Arbitration. Subject to Section 8, any dispute or other controversy (hereafter a “Dispute”) arising under or in connection with this Agreement, whether in contract, in tort, statutory or otherwise, shall be finally and solely resolved by binding arbitration in Oklahoma City, Oklahoma, administered by the American Arbitration Association (the “AAA”) in accordance with the Employment Dispute Resolution Rules of the AAA, this Section 9 and, to the maximum extent applicable, the Federal Arbitration Act. Such arbitration shall be conducted by a single arbitrator (the “Arbitrator”). If the parties cannot agree on the choice of an Arbitrator within 30 days after the Dispute has been filed with the AAA, then the Arbitrator shall be selected pursuant to the Employment Dispute Resolution Rules of the AAA. The Arbitrator may proceed to an award notwithstanding the failure of any party to participate in such proceedings. The prevailing party in the arbitration proceeding may be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount, if any, as determined by the Arbitrator in his discretion. The costs of the arbitration shall be borne equally by the parties unless otherwise determined by the Arbitrator in the award.

To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. The Arbitrator shall be empowered to impose sanctions and to take such other actions as the Arbitrator deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.

The award of the Arbitrator shall be (a) the sole and exclusive remedy of the parties, and (b) final and binding on the parties hereto except for any appeals provided by the Federal Arbitration Act Only the district courts of Oklahoma shall have jurisdiction to enter a judgment upon any award rendered by the Arbitrator, and the parties hereby consent to the personal jurisdiction of such courts and waive any objection that such forum is inconvenient. This Section 9 shall not preclude (i) the parties at any time from agreeing to pursue non-binding mediation of the Dispute prior to arbitration hereunder or (ii) the Company from pursuing the remedies available under Section 8 in any court of competent jurisdiction.

10. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

11. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

12. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12(a) and 12(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

13. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties concerning the subject matter hereof.

14. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Oklahoma, without giving effect to the principles of conflict of laws of such State.

15. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

16. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to Sections of this Agreement. References to Paragraphs are to Paragraphs of an Annex to this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

17. Waiver of Breach. No waiver by either the Company or the Executive (each, a “Party”) of a breach of any provision of this Agreement by any other Party, or of compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.

18. Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 3(c), 4, 5, and 7 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

19. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing. Any termination by the Company or the Executive shall be communicated by written notice which indicates the specific termination provision of this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Any notice provided for in this Agreement shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after it is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

(1)	If to Company, addressed to:

CHAPARRAL ENERGY, INC.

Attn: Chairman of the Board

701 Cedar Lake Boulevard

Oklahoma City, Oklahoma 73114

(2)	If to Executive, addressed to the address set forth below his name on the execution page hereof;

or to such other address as either party may have furnished to the other party in writing in accordance with this Section 19.

20. Compliance with Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and, as a result, this Agreement (i) shall automatically be amended to the extent necessary to incorporate any provisions required to ensure such compliance (which the parties hereby agree are hereby adopted, approved, consented to, ratified and incorporated herein by reference) and (ii) shall be construed, interpreted and operated in a manner that will ensure such compliance. Without limiting the scope of the preceding provisions of this Section 20, to the extent that the Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) at any time prescribed under regulations or other regulatory guidance issued under Section 409A of the Code, no distribution or payment that is subject to Code Section 409A shall be made under this Agreement on account of the Executive’s separation from service with the Company (at any time when the Executive is deemed under regulations or other regulatory guidance issued under Code Section 409A to be a specified employee described in Code Section 409A and regulations or other regulatory authority issued thereunder and any stock of the Company is publicly traded on an established securities market or otherwise) before the date mat is the first day of the month that occurs six months after the date of his separation from service (or, if earlier, the date of death of the Executive or any other date permitted under regulations or other regulatory guidance issued under Code Section 409A).

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CHAPARRAL ENERGY, INC.

By:
Name: Title:

[Executive] Address for notices:

Annex A

Severance Compensation

(1) A severance benefit in an amount equal to [one - Vice Presidents} [two - Sr. Vice Presidents] [2 1/2 - Executive Vice Presidents] [three—President & CEO] times the sum of (A) Base Salary (as in effect immediately prior to his Termination Date), plus (B) Bonus (in an amount equal to the current annual Target Bonus for the full year in which the Termination Date occurred or if no Target Bonus has been established then the most recent Bonus paid), which benefit shall be paid in accordance with Section 4(a), subject to Section 20.

(2) For a period of 12 months following the Termination Date (the “Continuation Period”), the Company will arrange to provide the Executive with Welfare Benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section l(i)(iii)). If and to the extent that any benefit described in this Paragraph 2 is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary; as the case may be, then, subject to Section 20, the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, in accordance with the Company’s payroll procedures (commencing with the first payroll period that begins not later than thirty (30) days after such Termination Date) an amount equal to the cost of providing such Employee Benefits (at the same rate or level as such Employee Benefits were provided or available at the time such Employee Benefits were required as a matter of law to be discontinued because Executive ceased to be employed by the Company) for the duration of the Continuation Period along with, in the case of any benefit described in this Paragraph 2 which is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company or any Subsidiary, an additional amount such that after payment by the Executive, or his dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Notwithstanding the foregoing, or any other provision of the Agreement, for purposes of determining the period of continuation coverage to which the Executive or any of his dependents is entitled pursuant to Section 4980B of the Code under the Company’s medical, dental and other group health plans, or successor plans, the Executive’s “qualifying event” will be the termination of the Continuation Period and the Executive will be considered to have remained actively employed on a full-time basis through that date. Further, for purposes of the immediately preceding sentence and for any other purpose, including, without limitation, the calculation of service or age to determine the Executive’s eligibility for benefits under any retiree medical benefits or life insurance plan or policy, the Executive shall be considered to have remained actively employed on a full-time basis through the termination of the Continuation Period. Without otherwise limiting the purposes or effect of Section 5 or this Paragraph 2, Employee Benefits otherwise receivable by the Executive pursuant to this Paragraph 2 will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period following the Executive’s Termination Date, and any such benefits actually received by the Executive shall promptly be reported by the Executive to the Company.

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